EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) dated as of 1st of February, 2011 (“Effective Date”), is made by and between China Sunflower Group Limited, a British Virgin Islands corporation (the “Company”) and   Xinmin Liu   a _Chinese _ resident (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company is undertaking an initial public offering and intends to list its shares on the NASDAQ Global Market under the symbol “JOYS”;

WHEREAS, the Executive will have the duties and responsibilities as described in Section 1 of the Agreement during the period when the Executive is the General Manager of Sunflower Oil Plant of the Company; and

WHEREAS, the Parties wish to establish the terms of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.           EMPLOYMENT AND TERM.

1.1 Position and Duties. During the Employment Term, the Executive shall serve as General Manager of Sunflower Oil Plant of the Company. In this capacity the Executive shall:

(a)  have such duties and responsibilities as are consistent with such office, including, without limitation: (i) General operation of Sunflower Oil Plant, including the production, sales, raw material purchase and general administrative management of the plant (ii) representation of the Company on a variety of issues to customers, suppliers, investors, media representatives and the general community, and (iii) as otherwise may be prescribed from time to time by the Board of Directors of the Company, within the customary requirements of this position. The Executive shall be the highest ranking officer of the Company and shall report only to the Board of Directors.

(b)  perform and discharge his duties and responsibilities well and faithfully and in accordance with the terms and conditions of this Agreement and national laws and regulations, and rules, regulations, labor disciplines, work criterion and professional ethical codes stipulated by the Company, and shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

(c)  serve as a member of the Company’s Board of Directors. The Company agrees to nominate the Executive to be a director of the Company at each election of directors of the Company held during the Employment Term, and to recommend to the shareholders of the Company to vote their shares in favor of the election of the Executive as a director of the Company at all such meetings. The Executive agrees to serve as a director of the Company for no additional consideration, except as may be provided to all directors generally.

1.2  Employment Term.  Except for earlier termination as provided in Section 5, the Executive’s employment under this Agreement shall be for 3 years starting on the date hereof (the “Initial Term”). At the expiration of the Initial Term, the employment shall automatically be extended, without any action on the part of the Company or the Executive, for additional periods of one (1) year (the “Additional Term”), unless either of the Parties elects not to extend this Agreement with a written notice at least sixty (60) days prior to the expiration of the Initial Term.  The Initial Term and any Additional Term shall be referred to herein as the “Employment Term.”

2.           COMPENSATION.

2.1 Base Salary. In consideration of the services to be rendered as provided in Section 1 and during the Employment Term that Executive serves for the Company, the Company hereby agrees to pay the Executive a minimum annual salary of US $13,000 (the “Base Salary”), payable in equal monthly installments in RMB in accordance with the usual practice of the Company.  The Executive’s Base Salary shall be increased from time to time at the discretion of the Board of Directors, excluding the Executive in the capacity as a Director.

2.2 Bonus.  In addition to the Base Salary, the Executive may receive a discretionary performance bonus at the end of the Company’s fiscal year, in an amount to be determined by the Board of Directors in its sole discretion, excluding the Executive in the capacity as a Director.

2.3 Securities. In addition to the Base Salary, the Executive may be granted securities issued the Company, subject to amount, terms and conditions to be determined by the Board of Directors in its sole discretion, excluding the Executive in the capacity as a Director.

2.4  Benefits. In consideration of the services to be rendered as provided in Section 1 and during the term that Executive serves for the Company, the Company hereby agrees to provide the Executive with any and all other Executive or fringe benefits in accordance with their terms and conditions which the Company makes available for its other executives.

3.           VACATION. The Executive shall be entitled to 10 days of paid vacation during each full calendar year of the Employment Period (and a pro rata portion of any period of the Employment Term which is less than a full calendar year), provided that no single vacation may exceed two consecutive weeks in duration. Unused vacation may not be carried over to the successive years.

4.           BUSINESS EXPENSES.  During the Employment Term, the Company shall pay or reimburse the Executive for all reasonable and necessary travel (at business class level for international flights), lodging and other business expenses actually incurred in the performance of the duties hereunder and in accordance with the Company’s expense reimbursement policy applicable to senior executives from time to time in effect, upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Executive.

5.           EARLY TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

5.1  Death.  The death of the Executive herein.

5.2 Disability.  The fifteenth (15th) day following a written notice of termination by the Company to the Executive due to Disability. For purposes of this Agreement, “Disability” shall mean an inability by the Executive to perform a substantial portion of the Executive’s duties hereunder by reason of physical or mental incapacity or disability for a total of ninety (90) days or more in any consecutive period of three hundred and sixty five (365) days, as determined by the Board of Directors in its good faith judgment.

5.3 With Cause.  Immediately upon written notice of termination by the Company to the Executive for Cause. “Cause”, as used herein, shall mean (a) the commission of a felony, or a crime involving moral turpitude, or the commission of any other act or omission involving dishonesty, disloyalty, or fraud with respect to the Company; (b) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute; (c) substantial and repeated failure to perform duties as reasonably directed by the Board of Directors; (d) negligence or willful misconduct with respect to the Company or any of its affiliates; or (e) any material misrepresentation by the Executive under this Agreement; provided , however , that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such Good Cause, as applicable, and such factors shall not have been cured by the Executive within ten (10) days after such notice or such longer period as may reasonably be necessary to accomplish the cure.

5.4 Without Cause.  The thirtieth (30th) day following a written notice of termination without Cause by the Company to the Executive, other than for Disability of the Executive.  The Company may also terminate this Agreement for cause at any time in the event of the failure of the Executive to perform duties assigned by the Company in a correct, timely and expeditious manner or in the event of material violation by the Executive of any term or condition of this Agreement.

5.5 Resignation by the Executive for Good Reason. The thirtieth (30th) day following a written notice of resignation for Good Reason (as defined hereunder) by the Executive to the Company, specifying the particulars of the circumstances forming the basis for such Good Reason. "Good Reason" shall mean the occurrence of any of the following events:

(a) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action or actions by the Company which when taken as a whole results in a significant diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b) a material breach by the Company of one or more provisions of this Agreement, provided that such Good Reason shall not exist unless the Executive shall first have provided the Company with written notice specifying in reasonable detail the factors constituting such material breach and such material breach shall not have been cured by the Company within thirty (30) days after such notice or such longer period as may reasonably be necessary to accomplish the cure;

(c) the Company requiring the Executive to be based at any location other than within fifty (50) miles of the Company's current executive office location, except for requirements of travel on behalf of the Company's business; and

(d) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

5.6 Voluntary Resignation by the Executive. The thirtieth (30th) day following a written notice of voluntary resignation by the Executive to the Company.

6.           CONSEQUENCES OF TERMINATION.

6.1 Termination without Cause or Resignation by the Executive for Good Reason.  Upon the termination of the Employment Term by the Company without Cause or Resignation by the Executive for Good Reason, the Company shall pay the Executive, at the rate(s) which would otherwise have been in effect pursuant to Section 2 herein:

(a) the Base Salary otherwise payable to the Executive for the period of six (6) months; and

(b) any Base Salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the termination.

6.2 Termination for Death, Disability, with Causes or Voluntary Resignation. Upon termination of the Executive's employment upon his death pursuant to Section 5.1, as a result of his Disability pursuant to Section 5.2, for Cause pursuant to Section 5.3, or as a result of the voluntary resignation of the Executive pursuant to Section 5.6, the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

7.           NO ASSIGNMENT.  This Agreement is personal to each of the Parties.  Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

8.           NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

No.49, Dongguan North Alley, Sanlei Town, Minqin County, Gansu
Province

If to the Company:

East City Industrial Development Zone
Minqin County, Wuwei City, Gansu Province
People’s Republic of China 733300
Attention: Mingguang Wei
Tel: (86-935) 4124-118

With a copy (which does not constitute a notice) to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey, 07726
Attention: Richard I. Anslow, Esq.
Tel.: (732) 409-1212
Fax: (732) 577-1188

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.           PROTECTION OF THE COMPANY'S BUSINESS.

9.1 Confidentiality.  The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. No information of the Company may be disclosed by the Executive without prior consent of the Board of Directors regarding disclosure.  The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

9.2 Non-Competition.  Except authorized by the Board of Directors, during the Employment Term and for the one-year period following the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive’s termination of employment or within one year of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the “Business”). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

9.3 Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive's employment terminates (a “Former Employee”) for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

9.4 Non-Solicitation of Customers.  The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

9.5 Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”).  During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement.  When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

9.6 Non-Disparagement.  Executive shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Company’s or its subsidiaries’ or affiliates’ employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

9.7 Cooperation.  Subject to the Executive’s other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

9.8 Equitable Relief and Other Remedies.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Company’s remedies for any breach of any restriction on the Executive set forth in this Section 9, except as required by law, the Executive shall not be entitled to any payments set forth in Section 6 hereof if the Executive has breached the covenants applicable to the Executive contained in this Section 9, the Executive will immediately return to the Company any such payments previously received under Section 6 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 6.

9.9  Liability.  Notwithstanding the provisions in this Section 9 the Executive shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Executive or any person or entity acting for or on behalf of the Executive.

9.10 Survival of Provisions.  The obligations contained in this Section 9 shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

10.           SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

11.           SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.           COUNTERPARTS.  This Agreement may be executed in three counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

13.           GOVERNING LAW.  This Agreement in its interpretation and application and enforcement shall be governed by the law of the British Virgin Islands, without regard to the conflicts of laws rules thereof.

14.           ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15.           WAIVER AND AMENDMENT.  No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board of Directors. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.           WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.           AUTHORITY AND NON-CONTRAVENTION.  The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

18.           INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless the executive to the full extent permitted by the Nevada Revised Statutes, and other relevant statutes. The Company agrees to advance to the Executive, as and when incurred by the Executive, all costs and expenses arising from any claim as to which the Company is providing indemnification hereunder.

19.           INSURANCE. The Company may, for its own benefit, in it sole discretion, maintain “key-man” life and disability insurance policies covering the Executive. The Executive shall cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company’s obtaining and maintaining such policies.

20.           NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
CHINA SUNFLOWER GROUP LIMITED

/s/ Wei Mingguang
By: Wei Mingguang
Title: Chief Executive Officer

EXECUTIVE

/s/ Liu Xinmin
By: Liu Xinmin